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                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                          THE SHERWIN-WILLIAMS COMPANY
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                              STEPHEN J. PERISUTTI
                          THE SHERWIN-WILLIAMS COMPANY
                           101 PROSPECT AVENUE, N.W.
                             CLEVELAND, OHIO 44115
                                 (216) 566-2543
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

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

                            [Sherwin Williams Logo]

                          THE SHERWIN-WILLIAMS COMPANY

                               ------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           To Be Held April 26, 2000

                               ------------------

     The Annual Meeting of Shareholders of THE SHERWIN-WILLIAMS COMPANY will be held in the Landmark Conference Center, 927 Midland Building, 101 Prospect Avenue, N.W., Cleveland, Ohio on Wednesday, April 26, 2000 at 10:00 A.M., local time, for the following purposes:

     1. To fix the number of directors of Sherwin-Williams at twelve and to elect twelve directors to hold office until the next Annual Meeting of Shareholders and until their successors are elected; and

     2. To transact such other business as may properly come before the Annual Meeting.

     Shareholders of record at the close of business on February 28, 2000 are the only shareholders entitled to notice of and to vote at the Annual Meeting.

     This year, we are offering shareholders of record the convenience of voting electronically by the Internet or telephone. We encourage you to vote electronically and help us save money. If you vote by the Internet or telephone, you should not return your proxy card. If you choose to vote by mail, please sign, date and return your proxy card in the envelope provided.

                                          L. E. STELLATO
                                          Secretary

101 Prospect Avenue, N.W.
Cleveland, Ohio 44115-1075
March 14, 2000

                            YOUR VOTE IS IMPORTANT!
     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY VOTE BY THE INTERNET, BY TELEPHONE OR BY COMPLETING AND RETURNING THE ENCLOSED PROXY CARD. VOTING EARLY WILL HELP AVOID ADDITIONAL SOLICITATION COSTS AND WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE ANNUAL MEETING IF YOU WISH TO DO SO.

                          THE SHERWIN-WILLIAMS COMPANY

                           101 PROSPECT AVENUE, N.W.

                           CLEVELAND, OHIO 44115-1075

                                PROXY STATEMENT

                                                                  March 14, 2000

                                  PRELIMINARY

     The enclosed proxy is requested by the Board of Directors in connection with the Annual Meeting of Shareholders to be held April 26, 2000 for the purpose of considering and acting upon the matters specified in the foregoing Notice of Annual Meeting of Shareholders. The mailing date of this Proxy Statement is on or about March 14, 2000.

     References contained in this Proxy Statement to certain numbers and values of shares of common stock have been restated to reflect the effect of the two-for-one stock split distributed to shareholders on March 28, 1997.

                                 ANNUAL REPORT

     Sherwin-Williams' Annual Report to Shareholders for the year ended December 31, 1999 is enclosed with this Proxy Statement. Additional financial and other reports may be submitted at the Annual Meeting but it is not intended that any action will be taken relating to those reports.

                               VOTING PROCEDURES

WHO IS ENTITLED TO VOTE?

     Only record holders of common stock at the close of business on February 28, 2000, the record date, are entitled to vote at the Annual Meeting. At the close of business on the record date, 165,732,411 shares of common stock were outstanding. Each share of common stock owned on the record date is entitled to one vote.

HOW DO I VOTE?

     If you are a shareholder of record, you can vote in person at the Annual Meeting or you can vote by proxy. There are three ways to vote by proxy:

     - Log on the Internet at http://proxy.shareholder.com/shw and follow the directions;

     - Call 1-800-481-9816 and follow the directions; or

     - Complete, sign and mail the proxy card in the enclosed return envelope.

     If you are a shareholder of record and you vote by the Internet or telephone, your vote must be received by 5:00 p.m. E.S.T. on April 25, 2000; you should not return your proxy card. If you hold shares through a bank or broker, you should complete, sign and date the voting instruction card provided to you by your bank or broker, or vote by the Internet or telephone as permitted by your bank or broker. You may also be represented by another person present at the Annual Meeting by executing a proxy designating such person to act on your behalf.

HOW DO I VOTE IF I AM A PARTICIPANT IN THE STOCK OWNERSHIP AND AUTOMATIC DIVIDEND REINVESTMENT PLAN OR THE EMPLOYEE STOCK PURCHASE AND SAVINGS PLAN?

     If you are a participant in one of these plans, your proxy card also serves as voting instructions for the number of shares which you are entitled to direct the vote under each plan. You may vote your shares by the Internet, telephone or mail in the same manner outlined above. If you are a participant in the Employee Stock Purchase and Savings Plan, your vote

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

must be received by the close of business on April 20, 2000.

WHAT ARE THE VOTING RECOMMENDATIONS OF THE BOARD OF DIRECTORS?

     The Board of Directors recommends that you vote FOR fixing the number of directors at twelve and electing the twelve nominees for directors.

     The Board of Directors is not aware of matters other than those specified in the foregoing Notice of Annual Meeting of Shareholders that will be brought before the Annual Meeting for action. However, if any other matters that may properly come before the Annual Meeting are brought up for vote, it is intended that the proxy holders may vote or act according to their judgment.

WHAT CONSTITUTES A QUORUM FOR THE ANNUAL MEETING?

     For a quorum, there must be present in person or by proxy shareholders of record entitled to exercise not less than fifty percent of the voting power of Sherwin-Williams. Proxy cards marked as withholding authority will be treated as present for purposes of determining a quorum.

WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?

     The proposal to fix the number of directors at twelve requires the affirmative vote of the holders of a majority of the shares represented at the Annual Meeting and entitled to vote on that proposal, with the nominees receiving the greatest number of votes being elected. All other proposals and other business as may properly come before the Annual Meeting require the affirmative vote of a majority of the votes cast, except as otherwise provided by statute or Sherwin-Williams' Amended Articles of Incorporation or Regulations. Proxy cards marked as withholding authority will be treated as represented and entitled to vote on any applicable proposal.

     The proxy holders will vote your shares in accordance with your directions. If you sign and return your proxy card, but do not properly direct how your shares should be voted on a proposal, the proxy holders will vote your shares FOR fixing the number of directors at twelve and electing the twelve nominees for directors, and in the proxy holder's discretion upon such other business as may properly come before the Annual Meeting. If you do not timely vote, the proxy holders cannot vote your shares (or, in the case of the Employee Stock Purchase and Savings Plan, your shares will be voted in the same proportion as the trustee votes those shares for which it receives proper instructions). Any unallocated shares held in the Employee Stock Purchase and Savings Plan also will be voted by the trustee in the same proportion as the trustee votes those shares for which it receives proper instructions.

CAN I CHANGE MY VOTE AFTER I SUBMIT MY PROXY?

     Yes. You can change your vote before the proxy holders vote your shares by timely:

     - Filing a written revocation with Sherwin-Williams' Vice President, General Counsel and Secretary;

     - Returning a later signed and dated proxy card;

     - Entering a new vote by the Internet or telephone; or

     - Voting in person at the Annual Meeting.

                             ELECTION OF DIRECTORS

     At the Annual Meeting, the number of directors is to be fixed at twelve, and twelve directors are to be elected to hold office until the next Annual Meeting of Shareholders and until their successors are elected. The nominees are listed below. Should any nominee decline or be unable to accept such nomination or be unable to serve, an event which management does not now expect, the Board of Directors reserves the right in its discretion to substitute another person as a nominee or to reduce the number of nominees. In this event, the proxy holders may vote in their discretion for any substitute nominee proposed by the Board of Directors unless you indicate otherwise.

     All of the nominees currently are directors of Sherwin-Williams. All of the nominees, ex-

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

cept Mr. Connor and Mr. Scaminace who were appointed directors by unanimous action of the Board of Directors in October 1999, were elected by the shareholders at the 1999 Annual Meeting. The following is information regarding each nominee:

JAMES C. BOLAND
President and Chief Executive Officer, CAVS/Gund Arena Company
Director since 1998

James C. Boland, 60, has served as President and Chief Executive Officer of CAVS/Gund Arena Company (the Cleveland Cavaliers and the Cleveland Rockers professional basketball teams and Gund Arena) since January 1998. Prior to his retirement from Ernst & Young in September 1998, Mr. Boland served for 22 years as a partner of Ernst & Young in various roles including Vice Chairman and Regional Managing Partner as well as a member of the firm's Management Committee from 1988 to 1996 and as Vice Chairman of National Accounts from 1997 to his retirement. Mr. Boland is also a Director of Invacare Corporation and is a Trustee of Leadership Cleveland, the Great Lakes Science Center, Bluecoats, Inc. and The 50 Club of Cleveland.

JOHN G. BREEN
Chairman, Sherwin-Williams
Director since 1979

John G. Breen, 65, has served as Chairman of Sherwin-Williams since April 1980. Mr. Breen served as Chief Executive Officer of Sherwin-Williams from January 1979 to October 1999 and President of Sherwin-Williams from March 1999 to October 1999. Mr. Breen is also a Director of National City Corporation, Mead Corporation, Parker-Hannifin Corporation and The Goodyear Tire and Rubber Company. Mr. Breen is a Trustee of Catholic Charities Corporation, the Cleveland Opera, John Carroll University, the Musical Arts Association (The Cleveland Orchestra) and University Hospitals of Cleveland, and is a Member of the Visiting Committee of Case Western Reserve University School of Medicine.

DUANE E. COLLINS
Chairman, President and Chief Executive Officer, Parker-Hannifin Corporation Director since 1996

Duane E. Collins, 63, has served as Chairman of Parker-Hannifin Corporation (manufacturer of motion control products) since October 1999 and President and Chief Executive Officer of Parker-Hannifin since July 1993. Mr. Collins is also a Director of Mead Corporation, National City Bank and the Greater Cleveland Growth Association, is a Trustee of the Cleveland YMCA and University Hospitals Health System (Cleveland), and is a Member of the Visiting Committee of Case Western Reserve University Weatherhead School of Management.

CHRISTOPHER M. CONNOR
Vice Chairman and Chief Executive Officer, Sherwin-Williams
Director since 1999

Christopher M. Connor, 43, has served as Vice Chairman and Chief Executive Officer of Sherwin-Williams since October 1999. Mr. Connor served as President, Paint Stores Group of Sherwin-Williams from August 1997 to October 1999 and President & General Manager, Diversified Brands Division of Sherwin-Williams from April 1994 to August 1997.

DANIEL E. EVANS
Chairman, Chief Executive Officer and Secretary, Bob Evans Farms, Inc. Director since 1990

Daniel E. Evans, 63, has served as Chairman, Chief Executive Officer and Secretary of Bob Evans Farms, Inc. (food products and restaurants) since 1971. Mr. Evans is also a Director of Evans Enterprises, Inc., Motorists Mutual Insurance Company and National City Corporation.

ROBERT W. MAHONEY
Chairman, Diebold, Incorporated
Director since 1995

Robert W. Mahoney, 63, has served as Chairman of Diebold, Incorporated (manufacturer of financial self-service transaction systems and security products) since April 1988. Mr. Mahoney served as Chief Executive Officer of Diebold from April 1988 to November 1999 and President of Diebold from July 1993 to

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

November 1996. Mr. Mahoney is also a Director of The Timken Company, is a Trustee of Mount Union College, the Ohio Foundation of Independent Colleges, the Professional Football Hall of Fame and Canton (Ohio) Junior Achievement, and is a Member of the Stark (County, Ohio) Development Board and the Chamber of Commerce Leadership Canton (Ohio) Advisory Board.

WILLIAM G. MITCHELL
Retired Vice Chairman, Centel Corporation
Director since 1979

William G. Mitchell, 69, prior to his retirement in May 1987, served as Vice Chairman of Centel Corporation (independent telephone and electric properties) since May 1986. Mr. Mitchell is also a Director of The Northern Trust Company, Northern Trust Corporation and Peoples Energy Corporation.

A. MALACHI MIXON, III
Chairman and Chief Executive Officer, Invacare Corporation
Director since 1993

A. Malachi Mixon, III, 59, has served as Chief Executive Officer of Invacare Corporation (manufacturer and distributor of home health care products) since January 1980 and Chairman of Invacare since September 1983. Mr. Mixon served as President of Invacare from January 1980 to November 1996. Mr. Mixon is also a Director of The Lamson and Sessions Co. and NCS HealthCare, Inc., is Chairman of The Cleveland Clinic Foundation and the Cleveland Institute of Music, and is a Trustee of Case Western Reserve University.

CURTIS E. MOLL
Chairman and Chief Executive Officer, MTD Products, Inc.
Director since 1997

Curtis E. Moll, 60, has served as Chairman and Chief Executive Officer of MTD Products, Inc. (manufacturer of outdoor power equipment and tools, dies and stampings for the automotive industry) since October 1980. Mr. Moll is also a Director of Shiloh Industries, Inc.

HELEN O. PETRAUSKAS
Vice President -- Environmental and Safety Engineering, Ford Motor Company Director since 1993

Helen O. Petrauskas, 55, has served as Vice President -- Environmental and Safety Engineering of Ford Motor Company (automobile manufacturing) since March 1983. Mrs. Petrauskas is also a Director of MCN Energy Inc., and is a Member of the Advisory Board -- Center for Risk Analysis, Harvard School of Public Health and a Member of the Board of Directors of the Environmental Law Institute.

JOSEPH M. SCAMINACE
President and Chief Operating Officer, Sherwin-Williams
Director since 1999

Joseph M. Scaminace, 46, has served as President and Chief Operating Officer of Sherwin-Williams since October 1999. Mr. Scaminace served as President, Consumer Group of Sherwin-Williams from July 1998 to October 1999, President & General Manager, Coatings Division of Sherwin-Williams from June 1997 to July 1998, and President & General Manager, Automotive Division of Sherwin-Williams from April 1994 to June 1997. Mr. Scaminace is also a Trustee of The Cleveland Clinic Foundation, Marymount Health Care Systems and Womankind.

RICHARD K. SMUCKER
President, The J.M. Smucker Company
Director since 1991

Richard K. Smucker, 51, has served as President of The J.M. Smucker Company (makers of food products) since January 1987. Mr. Smucker is also a Director of The J.M. Smucker Company, International Multifoods Corporation and Wm. Wrigley Jr. Company, and is a Trustee of the Musical Arts Association (The Cleveland Orchestra).

                           COMPENSATION OF DIRECTORS

     Currently, each director who is not a Sherwin-Williams employee receives an annual retainer of $35,000, earned and payable monthly. In addition, each such director receives $1,750 for each meeting of the Board of Directors or Committee of the Board of Direc-

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

tors that he or she attends, or $2,000 for each meeting of a Committee of the Board of Directors that he or she chairs. Officers of Sherwin-Williams who also serve as directors do not receive any compensation specifically for services as a member of the Board of Directors or any Committee. Directors are permitted to defer all or a portion of their fees under the Director Deferred Fee Plan. Deferred fees may be invested in either a common stock account, a shadow stock account or an interest bearing cash account.

     In addition, directors who are not Sherwin-Williams employees may receive stock options and restricted stock under the 1997 Stock Plan for Nonemployee Directors. This plan was approved by the shareholders at the 1997 Annual Meeting. During 1999, each nonemployee director received a grant of 4,000 options at an exercise price equal to the fair market value of common stock on the date of grant. One third of the options become exercisable on each of the first, second and third anniversary dates of the date of grant. No shares of restricted stock were awarded to any nonemployee director during 1999.

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held four meetings during 1999. Each director attended at least 75% of the meetings of the Board of Directors and committees on which he or she served.

     The Board of Directors has established, among other committees, an Audit Committee, a Board Composition Committee and a Compensation and Management Development Committee. The functions and members of these Committees are as follows:

     AUDIT. The Audit Committee has the responsibility of reviewing the quality and adequacy of Sherwin-Williams' accounting, financial and internal audit policies, procedures and controls, and the quality and integrity of its financial reports. The Committee recommends to the Board of Directors independent public accountants to audit Sherwin-Williams' books, records and accounts for the ensuing fiscal year. The Committee reviews all reports and recommendations of the independent public accountants with respect to matters within their area of responsibility and reports to the Board of Directors on the scope and depth of the audit. In addition, the Committee has the responsibility of reviewing Sherwin-Williams' standards and policies of proper business conduct, including Sherwin-Williams' implementation of and compliance with such standards and policies.

     The Audit Committee met twice during 1999 and is currently composed of five outside Directors: J. C. Boland, W. G. Mitchell, C. E. Moll, H. O. Petrauskas and R. K. Smucker (Chairman).

     BOARD COMPOSITION. The Board Composition Committee develops plans for the composition of the Board of Directors. Matters considered by this Committee include the size of the Board of Directors and the ratio of inside to outside directors, as well as the skills and disciplines desired as represented by individual directors. The Committee also is charged with the responsibility to conduct searches for prospective members, interview candidates and make selections and recommendations to the Board of Directors. The Committee has not undertaken to consider nominees recommended by shareholders but has and may continue to employ professional search firms to assist it in identifying potential members of the Board of Directors with the desired skills and disciplines.

     The Board Composition Committee did not meet in 1999 and is currently composed of three outside Directors: D. E. Collins (Chairman), W. G. Mitchell and A. M. Mixon, III.

     COMPENSATION AND MANAGEMENT DEVELOPMENT. The Compensation and Management Development Committee establishes general policies on an annual basis for changes in compensation for all key employees of Sherwin-Williams. The Committee reviews and approves the compensation for the Chairman, Chief Executive Officer, and the other executive officers and other key salaried employees. The Committee also administers Sherwin-Williams' Management Incentive Plan, Executive Life Insurance Plan, Executive Disability Income Plan, Deferred Compensation Savings Plan, Key Management Deferred Compensation Plan, Retirement Equalization Program, Pension

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

Investment Plan Equalization Program and 1994 Stock Plan and recommends to the Board of Directors for approval other types of incentive compensation and similar plans.

     The Compensation and Management Development Committee met three times during 1999 and is currently composed of five outside Directors: D. E. Collins,
D. E. Evans, R. W. Mahoney, W. G. Mitchell (Chairman) and A. M. Mixon, III.

                             COMPENSATION COMMITTEE
                                 INTERLOCKS AND
                             INSIDER PARTICIPATION

     The following outside directors served on the Compensation and Management Development Committee of Sherwin-Williams' Board of Directors during 1999: J. M. Biggar, D. E. Collins, D. E. Evans, R. W. Mahoney, W. G. Mitchell and A. M. Mixon, III. Mr. Breen, Chairman of Sherwin-Williams, serves on the Compensation and Management Development Committee of the Board of Directors of Parker-Hannifin Corporation, of which Mr. Collins is Chairman, President and Chief Executive Officer.

     During 1999, Sherwin-Williams paid to Accuspray, Inc. approximately $1,200,000 for products purchased by Sherwin-Williams. Mr. Mixon is a minority shareholder of Accuspray. Sherwin-Williams expects to make purchases from Accuspray in 2000.

                    COMPENSATION AND MANAGEMENT DEVELOPMENT
                   COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     MANAGEMENT COMPENSATION PROGRAM. Sherwin-Williams' management compensation program is administered by the Compensation and Management Development Committee of the Board of Directors. The Committee is composed of five outside directors and reports to the Board of Directors on all compensation matters regarding certain members of Sherwin-Williams' management, including the executive officers. The executive officers are identified in Sherwin-Williams' 1999 Annual Report to Shareholders. The program is designed to attract, motivate and retain key executives and to establish and maintain a performance and achievement-oriented environment. The program provides for (a) competitive base salary levels which reflect, in part, individual performance, (b) additional annual incentive compensation based on the achievement of financial and other performance goals, and (c) long-term stock-based incentive opportunities. The program consists of both cash and equity-based compensation.

     The annual base salary, annual incentive compensation and long-term incentive opportunities are intended to be competitive with market base salary and incentive compensation opportunities. The Committee utilizes data from various commercially available executive compensation surveys in order to identify, on an annual basis, the base salary and incentive opportunities available at manufacturing companies with comparable sales. The Committee believes that these companies likely compete with Sherwin-Williams for executive talent. These companies may include some of the companies comprising the peer group identified in the performance graphs if such companies participated in one or more of the compensation surveys. For the various components of compensation, the Committee uses the median compensation paid to executive officers holding equivalent positions or having similar responsibilities in manufacturing companies with comparable sales. The amount of compensation paid to the executive officers is not based upon the cumulative total return on Sherwin-Williams common stock as reflected in either of the performance graphs.

     BASE SALARY. Annual cash compensation consists, in part, of a base salary. With regard to base salary, a salary range for each executive officer is approved on the basis of such person's position and level of responsibility by using the compensation surveys, with the median market base salary from the surveys approximating the midpoint of the range. Once a range is formulated, salary levels are based upon the executive officer's performance and, to a lesser extent, tenure in the particular position. With regard to performance, the executive officer's performance for the prior year is reviewed based on performance criteria (both quantitative and qualitative) which vary by
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

executive officer and which usually relate to the particular business unit or function for which such person has responsibility. The base salary of each executive officer is reviewed and approved annually.

     ANNUAL INCENTIVE COMPENSATION. Annual cash compensation also consists of the opportunity to earn additional compensation under the Management Incentive Plan. All of the executive officers participate in the Management Incentive Plan. In determining the amount of annual incentive compensation paid to any of the executive officers, great emphasis is placed on establishing incentive opportunities which are directly linked with Sherwin-Williams' performance and the maximization of shareholder value. The Committee establishes a threshold goal of increased company earnings, and 75% of this earnings increase must be met before incentive compensation is paid, subject to adjustments for non-recurring or unusual items and awards for individual performance. Accordingly, this earnings goal requires Sherwin-Williams to improve its earnings performance before incentive compensation is paid (except as provided in the foregoing sentence). Sherwin-Williams exceeded 75% of the earnings goal established for 1999.

     Annual incentive compensation awarded to an executive officer is also determined by using the median incentive compensation (identified from the compensation surveys), which is generally equivalent to the amount an executive officer could receive under the Management Incentive Plan if a 100% average of the Sherwin-Williams' and the individual's goals are attained. Under the Management Incentive Plan, annual bonus awards for the executive officers range from zero, if less than a 75% average of the stated goals are reached, to between 45% and 75% of the executive officer's base salary (depending upon the executive officer's position) if a 100% average of the stated goals are attained. In the event Sherwin-Williams and an executive officer exceed a 100% average of the stated goals, incentive compensation can be awarded up to an aggregate maximum amount of 70% to 110% of the executive officer's base salary (depending upon position). Consequently, incentive compensation paid to an executive officer in any year may exceed the median incentive compensation determined by the compensation surveys.

     Decisions on annual incentive compensation awarded to an executive officer are based upon financial performance goals, such as earnings per share and the return on stockholders' equity, for each Management Incentive Plan year, and the accomplishment by the executive officer of individual performance goals. Individual performance goals vary by executive officer and usually relate to the particular business unit or function for which such person has responsibility. The financial performance goals are generally weighted more heavily.

     LONG-TERM INCENTIVE COMPENSATION. Long-term incentive compensation may be awarded to any one or all of the executive officers under the 1994 Stock Plan. All of the executive officers participate in the 1994 Stock Plan. Under the 1994 Stock Plan, the Committee may grant stock options to the executive officers based on competitive market practices. Competitive market practices are determined by the compensation surveys mentioned above, and the Committee grants stock options based upon the median market value of the underlying stock relating to stock options that comparable companies have been granting to their executive officers. The specific number of stock options granted to an executive officer is based upon the executive officer's position and level of responsibility. The option exercise price is equal to the fair market value of Sherwin-Williams common stock on the date options are granted. Stock options typically vest at the rate of one-third per year for three years (beginning one year from the date of grant) and expire ten years from the date of grant.

     Awards of restricted stock under the 1994 Stock Plan, which are subject to a "substantial risk of forfeiture", may be granted to the executive officers. The granting of restricted stock is determined in the same manner that the granting of stock options is determined. If granted, shares of restricted stock vest in accordance with performance and time restrictions. The number of shares of restricted stock which may actually vest at the end of the restriction period depends upon Sherwin-Williams' relative return on average shareholder equity versus a group of peer companies. With

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

regard to outstanding shares of restricted stock granted prior to December 31, 1996, the companies that comprise this group of peer companies are the same companies that comprise the peer group identified in the performance graphs (except for one company for which sufficient financial data is not available to calculate cumulative total return). For shares of restricted stock granted after December 31, 1996, the restricted stock peer group also does not include four companies which have been acquired by other companies and two companies which have filed for bankruptcy. Depending on Sherwin-Williams' performance at the end of the restriction period, from 0% to 100% of the shares of restricted stock may vest. The restriction period is typically four years from the date of grant of the restricted stock. The amount of outstanding stock options and shares of restricted stock generally is not considered by the Committee in making awards of stock options and restricted stock.

     CHIEF EXECUTIVE OFFICER COMPENSATION. Effective October 1999, Christopher
M. Connor, previously President of the Paint Stores Group, succeeded John G. Breen as Chief Executive Officer. Mr. Connor is also Vice-Chairman. Mr. Breen continues to serve as Chairman until his expected retirement in April 2000. The compensation of Mr. Connor and Mr. Breen during 1999 consisted of the same elements as the other executive officers - base salary, annual incentive compensation and long-term incentive compensation.

     The Committee determined Messrs. Breen's and Connor's compensation for 1999 based on a number of factors and criteria. Their base salary range was determined using the median base salary of chief executive officers for manufacturing companies having comparable sales as Sherwin-Williams. Mr. Breen's base salary within the range was established based upon a review by the Committee of Mr. Breen's 1998 performance (which was measured, in part, by Sherwin-Williams' 1998 performance) and his tenure with Sherwin-Williams. For 1999, the average salary increase given generally to Sherwin-Williams' salaried employees was 4.0%, and the range of potential increases was 0% to 8.5%. Mr. Breen received a base salary increase of 5.0% in January 1999, bringing his base salary to $1,010,438. Mr. Breen's increase was based primarily upon the Committee's evaluation of Mr. Breen's 1998 performance relating to the financial and other performance measures set forth in the next paragraph and his tenure with Sherwin-Williams. When Mr. Connor was named Chief Executive Officer, his base salary was set within the range at $650,000.

     In addition, Mr. Breen earned a bonus of $1,100,000 and Mr. Connor earned a bonus of $510,000 in 1999 as annual incentive compensation under the Management Incentive Plan. The amount of Mr. Breen's bonus was based primarily upon Sherwin-Williams' results for 1999 financial performance goals relating to earnings per share, return on stockholders' equity, return on sales, cash flow and working capital as a percent of sales. Mr. Breen's achievement of certain other 1999 goals relating to management succession planning and acquisition strategies were also factors, but were weighted less heavily. Mr. Connor's bonus was based upon Mr. Connor's achievement of his goals as President of the Paint Stores Group.

     In February and October 1999, Mr. Breen was awarded 170,000 and 250,000 stock options, and Mr. Connor was awarded 90,000 and 300,000 stock options. A portion of the October 1999 grant was designed to replace the grant which otherwise would have been made in February 2000. In 1999, Mr. Breen was awarded 40,000 shares of restricted stock, and Mr. Connor was awarded 35,000 shares of restricted stock. In determining the number of stock options and shares of restricted stock awarded to Messrs. Breen and Connor, the Committee also identified the median market value of the underlying shares relating to stock options and of shares of restricted stock which comparable companies granted to their chief executive officers. The amount of outstanding stock options and shares of restricted stock generally is not considered by the Committee in making awards of stock options and restricted stock.

     POLICY ON DEDUCTIBILITY OF COMPENSATION. Section 162(m) of the Internal Revenue Code generally provides that certain compensation in excess of $1 million per year paid to a company's chief executive officer and any of its four other highest paid executive officers is not deductible to a company unless the compensation qualifies for an exception. This deduction limit generally applies only to compensation that could otherwise be deducted by a company in a taxable year. For 1999, the Committee does not expect that Section 162(m) will limit Sherwin-Williams' deductibility of compensation paid to any of such executive officers.

     Section 162(m) provides an exception to the deductibility limit for performance-based compensation if certain procedural requirements, including shareholder approval of the material terms of the performance goal, are satisfied. The Committee believes that grants of options, stock appreciation rights and restricted stock under the 1994 Stock Plan qualify for full deductibility under Section 162(m). Compensation paid under the Management Incentive Plan does not qualify for the exemption for performance-based compensation. At this time, based upon Sherwin-Williams' current compensation structure, the Committee believes it is in the best interests of Sherwin-Williams and its shareholders for the Committee to retain flexibility in awarding incentive compensation under the Management Incentive Plan which does not qualify for the exemption for performance-based compensation. The Committee will continue to review and evaluate, as necessary, the impact of Section 162(m) on Sherwin-Williams' compensation programs.

                          COMPENSATION AND MANAGEMENT
                             DEVELOPMENT COMMITTEE

                            W.G. Mitchell, Chairman
                                  D.E. Collins
                                   D.E. Evans
                                  R.W. Mahoney
                                A.M. Mixon, III

                               PERFORMANCE GRAPHS

     The following graphs compare the cumulative total shareholder return on Sherwin-Williams common stock with the cumulative total return of the companies listed on the Standard & Poor's 500 Stock Index and a peer group of companies selected on a line-of-business basis. The "Peer Group" is comprised of the following companies: Akzo Nobel nv, Armstrong World Industries, Inc., BASF Corporation, Ferro Corporation, H.B. Fuller Company, Genuine Parts Company, Grow Group, Inc.*, Guardsman Products, Inc.*, Hechinger Company*, The Home Depot, Inc., Imperial Chemicals Industries PLC, Lilly Industries, Inc., Lowe's Companies, Inc., Masco Corporation, Morton International, Inc.*, Newell Co., PPG Industries, Inc., Pratt & Lambert United, Inc.*, RPM, Inc., Standard Brands Paint Company*, The Stanley Works, USG Corporation and The Valspar Corporation. An asterisk indicates that the company is included in the performance graphs through the last day it was publicly traded.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
            AMONG SHERWIN-WILLIAMS, S&P 500 INDEX AND THE PEER GROUP [COMPARISON OF FIVE YEAR CUMULATIVE RETURN GRAPH]

                                                    SHERWIN-WILLIAMS                 S&P 500                   PEER GROUP
                                                    ----------------                 -------                   ----------
'1994'                                                    $100                        $100                        $100
'1995'                                                    $124                        $138                        $112
'1996'                                                    $173                        $169                        $139
'1997'                                                    $174                        $226                        $186
'1998'                                                    $187                        $290                        $250
'1999'                                                    $137                        $351                        $327

Assumes $100 invested on December 31, 1994 in Sherwin-Williams common stock, the S&P 500 Index and the Peer Group, including reinvestment of dividends, through December 31, 1999.

                 COMPARISON OF TEN YEAR CUMULATIVE TOTAL RETURN
            AMONG SHERWIN-WILLIAMS, S&P 500 INDEX AND THE PEER GROUP [COMPARISON OF TEN YEAR CUMULATIVE RETURN GRAPH]

                                                    SHERWIN-WILLIAMS                 S&P 500                   PEER GROUP
                                                    ----------------                 -------                   ----------
'1989'                                                    $100                        $100                       $100
'1990'                                                    $111                        $ 97                       $ 92
'1991'                                                    $162                        $126                       $137
'1992'                                                    $188                        $136                       $153
'1993'                                                    $223                        $150                       $183
'1994'                                                    $212                        $152                       $188
'1995'                                                    $264                        $209                       $212
'1996'                                                    $368                        $257                       $261
'1997'                                                    $370                        $342                       $350
'1998'                                                    $397                        $440                       $471
'1999'                                                    $290                        $533                       $615

Assumes $100 invested on December 31, 1989 in Sherwin-Williams common stock, the S&P 500 Index and the Peer Group, including reinvestment of dividends, through December 31, 1999.

                           SUMMARY COMPENSATION TABLE

                                                                        LONG TERM
                                      ANNUAL COMPENSATION          COMPENSATION AWARDS
                                 -----------------------------   -----------------------
                                                                 RESTRICTED   SECURITIES
                                                                   STOCK      UNDERLYING    ALL OTHER
           NAME AND                                               AWARD(S)     OPTIONS/      COMPEN-
      PRINCIPAL POSITION         YEAR   SALARY ($)   BONUS ($)    ($)(1,2)     SARS (#)    SATION($)(3)
      ------------------         ----   ----------   ---------   ----------   ----------   ------------
J. G. Breen(4)                   1999   1,010,438   1,100,000    1,015,000     420,000       339,853
  Chairman                       1998     962,312     740,000       -0-        130,000       275,097
                                 1997     905,616     740,000    1,107,500     150,000       294,399
C. M. Connor(4)                  1999     467,248     510,000      779,375     390,000       123,157
  Vice Chairman and              1998     364,141     325,000       -0-         39,000        92,725
  Chief Executive Officer        1997     274,085     250,000      276,875      50,000        66,566
J. M. Scaminace                  1999     449,941     430,000      580,000     290,000       121,130
  President and Chief            1998     365,851     275,000       -0-         39,000        97,275
  Operating Officer              1997     299,480     235,000      276,875      50,000        73,065
L. J. Pitorak                    1999     377,741     306,000      253,750     112,000       103,427
  Senior Vice President          1998     351,832     275,000       -0-         39,000       101,874
  -- Finance, Treasurer          1997     319,764     260,000      276,875      50,000        74,309
  and Chief Financial Officer
L. E. Stellato                   1999     291,652     240,000      177,625      55,000        88,534
  Vice President, General        1998     277,742     220,000       -0-         17,000        81,572
  Counsel and Secretary          1997     266,604     225,000      276,875      24,000        72,147
C. G. Ivy                        1999     268,900     220,000      177,625      55,000        72,988
  Vice President --              1998     255,969     200,000       -0-         17,000        74,085
  Corporate Planning             1997     244,578     200,000      276,875      24,000        73,426
  & Development

---------------

(1) The value of restricted stock indicated in the table is equal to the number of shares of restricted stock multiplied by the closing price of common stock on the date of grant. At December 31, 1999, the number and value (calculated by using the closing price of common stock on December 31, 1999) of shares of restricted stock held by Messrs. Breen, Connor, Scaminace, Pitorak, Stellato and Ivy were 80,000 shares with a value of $1,680,000, 45,000 shares with a value of $945,000, 35,000 shares with a value of $735,000, 20,000 shares with a value of $420,000, 17,000 shares with a value of $357,000, and 17,000 shares with a value of $357,000, respectively. The number of shares and values indicated are not necessarily indicative of the actual number of shares and values which may be realized by the named executive officers.

(2) Dividends are paid on all restricted stock at the same rate as paid on Sherwin-Williams common stock.

(3) The amounts disclosed in this column for 1999 include: (a) company contributions in the amount of $8,000 for each of Messrs. Connor, Scaminace, Pitorak, Stellato and Ivy under the Pension Investment Plan, a defined contribution plan (Mr. Breen does not participate in this plan); (b) company contributions in the amounts of $22,707, $22,043, $22,592, $17,137 and
    $14,798 for Messrs. Connor, Scaminace, Pitorak, Stellato and Ivy, respectively, under the Pension Investment Plan Equalization Program, a defined contribution plan (Mr. Breen does not participate in this plan); (c) company contributions in the amount of $6,720 for each of Messrs. Breen, Connor, Scaminace, Pitorak, Stellato and Ivy under the Employee Stock Purchase and Savings Plan, a defined contribution plan; (d) company contributions in the amounts of $118,737, $44,121, $41,254, $39,185, $30,169 and $26,900 for Messrs. Breen, Connor, Scaminace, Pitorak, Stellato and Ivy, respectively, under the Deferred Compensation Savings Plan, a defined contribution plan; (e) the dollar value of compensatory split-dollar life insurance benefits in the amounts of $49,207, $39,161, $40,639, $24,177,
    $24,404 and $13,948 for Messrs. Breen, Connor, Scaminace, Pitorak, Stellato and Ivy, respectively, under the Executive Life Insurance Plan; (f) the dollar value of additional compensatory split-dollar life insurance benefits in the amount of $161,573 for Mr. Breen (such policy was purchased by Sherwin-Williams in 1996 and replaces Mr. Breen's benefits accruing under the Retirement Equalization Program after January 1, 1996; see "Retirement Plan"); and (g) payments by Sherwin-Williams in the amounts of $3,616, $2,448, $2,474, $2,753, $2,104 and $2,622 for Messrs. Breen, Connor,
    Scaminace, Pitorak, Stellato and Ivy, respectively, related to premiums under the Executive Disability Income Plan.

(4) Effective October 1999, Mr. Connor succeeded Mr. Breen as Chief Executive Officer.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                INDIVIDUAL GRANTS
                                --------------------------------------------------
                                             PERCENT OF
                                NUMBER OF      TOTAL
                                SECURITIES    OPTIONS/                                 POTENTIAL REALIZABLE VALUE
                                UNDERLYING      SARS                                     AT ASSUMED ANNUAL RATES
                                 OPTIONS/    GRANTED TO                                OF STOCK PRICE APPRECIATION
                                   SARS      EMPLOYEES    EXERCISE OR                      FOR OPTION TERM(4)
                                 GRANTED     IN FISCAL    BASE PRICE    EXPIRATION   -------------------------------
                                 (#)(1,2)       YEAR       ($/SH)(3)       DATE         5% ($)           10% ($)
             NAME               ----------   ----------   -----------   ----------   -------------   ---------------
J. G. Breen                      170,000        3.24        25.0625       2/02/09        2,679,484         6,790,339
                                 250,000        4.76        20.25        10/21/09        3,182,677         8,064,893
C. M. Connor                      90,000        1.71        25.0625       2/02/09        1,418,550         3,594,885
                                 300,000        5.71        20.25        10/21/09        3,819,212         9,677,871
J. M. Scaminace                   90,000        1.71        25.0625       2/02/09        1,418,550         3,594,885
                                 200,000        3.81        20.25        10/21/09        2,546,141         6,451,914
L. J. Pitorak                     50,000         .95        25.0625       2/02/09          788,084         1,997,159
                                  62,000        1.18        20.25        10/21/09          789,304         2,000,093
L. E. Stellato                    25,000         .48        25.0625       2/02/09          394,042           998,579
                                  30,000         .57        20.25        10/21/09          381,921           967,787
C. G. Ivy                         25,000         .48        25.0625       2/02/09          394,042           998,579
                                  30,000         .57        20.25        10/21/09          381,921           967,787
Value realizable for all
 shareholders(5)                     N/A         N/A       N/A                N/A    2,689,102,412     6,814,752,982
                                                                                     2,110,090,781     5,347,415,208
Value realizable for the named
 executive officers as a % of
 value realizable for all
 shareholders                        N/A         N/A       N/A                N/A            0.263%            0.263%
                                                                                             0.526%            0.526%

---------------

(1) Generally, one-third of the options granted are exercisable on each of the first, second and third anniversary dates of the grant.

(2) All options granted become immediately exercisable, in full, upon (a) a filing pursuant to any federal or state law in connection with any tender offer for shares of common stock (other than a tender offer by Sherwin-Williams) or (b) the signing of any agreement for the merger of Sherwin-Williams into, or its consolidation with, another corporation or for the sale of substantially all of the assets of Sherwin-Williams to another corporation; which tender offer, merger, consolidation or sale, if consummated, would, in the opinion of the Board of Directors, likely result in a change in control of Sherwin-Williams. In the event any such tender offer, merger, consolidation or sale is abandoned or, in the opinion of the Board of Directors, is not likely to be consummated, the Board of Directors may nullify the effect of the immediately preceding sentence and reinstate the provisions providing for accrual in installments, without prejudice to any exercise of options that may have occurred prior to such nullification.

(3) The exercise price is equal to the fair market value of common stock on the date of grant.

(4) The amounts disclosed in these columns, which reflect appreciation of the price of common stock at 5% and 10% annual rates over the ten year terms of the options, are not intended to be a forecast of the price of common stock and are not necessarily indicative of the actual values which may be realized by the named executive officers or the shareholders. These assumed rates of 5% and 10% would result in the price of common stock increasing from $25.0625 per share to approximately $40.82 per share and $65.01 per share, respectively, and from $20.25 per share to approximately $32.99 per share and $52.52 per share, respectively.

(5) The amounts disclosed reflect appreciation of the price of common stock at 5% and 10% annual rates over a ten year period for all shareholders based on the total number of shares of common stock outstanding on February 3, 1999 and October 22, 1999, respectively, (the dates on which the options set forth in this table were granted) and assuming a per share price equal to the exercise price of such options.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                      NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                       SHARES                        UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS/SARS
                     ACQUIRED ON       VALUE       OPTIONS/SARS AT FY-END (#)         AT FY-END ($)(2)
                      EXERCISE       REALIZED      ---------------------------   ---------------------------
       NAME              (#)          ($)(1)       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
       ----          -----------   -------------   -----------   -------------   -----------   -------------
J. G. Breen            -0-             -0-           192,667        556,667            -0-         93,750

C. M. Connor           -0-             -0-            74,491        432,667         61,051        112,500

J. M. Scaminace        -0-             -0-           111,733        332,667        252,887         75,000

L. J. Pitorak          -0-             -0-            67,000        154,668         31,398         23,250

L. E. Stellato         -0-             -0-           101,266         74,334        518,774         11,250

C. G. Ivy              -0-             -0-            86,866         74,334        357,974         11,250

---------------

(1) The value realized on the exercise of options is based on the difference between the exercise price and the fair market value of common stock on the date of exercise.

(2) The value of unexercised in-the-money options is based on the difference between the exercise price and the fair market value of common stock on December 31, 1999.

                                RETIREMENT PLAN

     The Salaried Employees' Retirement Plan provides retirement benefits for some salaried employees hired on or before December 31, 1983. Normal monthly benefits equal one-twelfth of one percent of the average annual earnings times the number of years of credited service up to a maximum of forty years. At December 31, 1999, the maximum annual benefit under the provisions of the Retirement Plan is $130,000 due to limitations imposed by the Internal Revenue Code. Mr. Breen is the only executive officer named in the Summary Compensation Table who participates in the Retirement Plan.

     Sherwin-Williams has established a Retirement Equalization Program to provide eligible employees with the benefits they would have received under the Retirement Plan but for the maximum limitations imposed by the Internal Revenue Code. Mr. Breen also participates in the Retirement Equalization Program.

     In connection with Sherwin-Williams' purchase of an additional split-dollar life insurance policy for Mr. Breen in 1996 (as mentioned in Footnote 3 of the Summary Compensation Table), Mr. Breen agreed to waive all future benefits accruing under the Retirement Equalization Program after January 1, 1996. At December 31, 1999, the value of such benefits waived (valued in the form of a single life annuity) was $147,648.

     The following Retirement Plan Table sets forth the estimated aggregate annual normal benefits payable under the Retirement Plan and the Retirement Equalization Program commencing at age 65 in the form of a single life annuity.

                            RETIREMENT PLAN TABLE(1)

                        YEARS OF SERVICE
               ----------------------------------
REMUNERATION     15       20       25       30
------------   -------  -------  -------  -------
 $1,300,000    195,000  260,000  325,000  390,000
  1,400,000    210,000  280,000  350,000  420,000
  1,500,000    225,000  300,000  375,000  450,000
  1,600,000    240,000  320,000  400,000  480,000
  1,700,000    255,000  340,000  425,000  510,000
  1,800,000    270,000  360,000  450,000  540,000
  1,900,000    285,000  380,000  475,000  570,000
  2,000,000    300,000  400,000  500,000  600,000
  2,100,000    315,000  420,000  525,000  630,000

---------------

(1) Benefits are based upon average annual earnings (salary and bonus) for the highest five consecutive years out of the last ten years of employment with Sherwin-Williams. For Mr. Breen, this average amount equaled $1,675,285 at December 31, 1999. Mr. Breen was credited with twenty-one years of service under the Retirement Plan at December 31, 1999. Benefits may be adjusted for a surviving spouse's pension or other options under the Retirement Plan. These benefits reflect the applicable deduction for social security.

     SUPPLEMENTAL RETIREMENT BENEFITS. Pursuant to a provision of Mr. Breen's employment contract, Sherwin-Williams also will pay to Mr. Breen, upon retirement, supplemental benefits so that his total retirement benefits will not be less than the amount of benefits he would have received under the Gould Inc. Salaried Retirement Plan if Mr. Breen had continued to be employed by Gould Inc. (Mr. Breen's previous employer) until his retirement and had received compensation in the amount and form paid to him by Sherwin-Williams. The following Supplemental Benefit Table sets forth the estimated aggregate annual supplemental benefits payable to Mr. Breen, under this provision of his employment contract, commencing at age 65 in the form of a single life annuity.

     The total amount of benefits payable to Mr. Breen will be equal to the amount determined in accordance with the Retirement Plan Table set forth above, plus the amount determined in accordance with the Supplemental Benefit Table set forth below, minus $147,648 (which is the value of the benefits waived by Mr. Breen as described above).

                         SUPPLEMENTAL BENEFIT TABLE(1)

                        YEARS OF SERVICE
               ----------------------------------
REMUNERATION     15       20       25       30
------------   -------  -------  -------  -------
 $1,300,000    367,769  302,769  237,769  172,769
  1,400,000    397,769  327,769  257,769  187,769
  1,500,000    427,769  352,769  277,769  202,769
  1,600,000    457,769  377,769  297,769  217,769
  1,700,000    487,769  402,769  317,769  232,769
  1,800,000    517,769  427,769  337,769  247,769
  1,900,000    547,769  452,769  357,769  262,769
  2,000,000    577,769  477,769  377,769  277,769
  2,100,000    607,769  502,769  397,769  292,769

---------------

(1) These supplemental benefits are based upon the average annual salary and bonus paid to Mr. Breen for the highest five years out of the last fifteen years of employment with Sherwin-Williams. For Mr. Breen, this average amount equaled $1,675,285 at December 31, 1999. Mr. Breen was credited with twenty-one years of service at December 31, 1999 for purposes of determining these supplemental benefits. These benefits reflect the applicable deduction for social security.

                             EMPLOYMENT CONTRACTS,
                         TERMINATION OF EMPLOYMENT AND
                         CHANGE-IN-CONTROL ARRANGEMENTS

     EMPLOYMENT CONTRACTS. Messrs. Breen and Ivy have employment contracts with Sherwin-Williams. In addition to their basic compensation, incentive compensation, and participation in the employee benefit plans and the 1994 Stock Plan, each is entitled to receive, in the event Sherwin-Williams terminates his employment for any reason, except in the event termination is the result of a change of control of Sherwin-Williams, an amount equal to one and one-half times the sum of his annual salary and any bonus paid or payable to him for the preceding year. In the event termination of employment is the result of a change of control of Sherwin-Williams, Mr. Breen is entitled to receive, at the time of his termination of employment, a cash amount equal to two times his annual assured compensation, and Mr. Ivy is entitled to receive, at the time of his termination of employment, an amount equal to his annual assured compensation. Annual assured compensation is defined as the sum of (a) twenty-six times his highest regular bi-weekly salary in effect within the three year period preceding termination, plus (b) the greater of the highest bonus paid or payable within the three year period preceding termination or the bonus he would have received for the year of termination had he reached 100% of any stated goals (as explained in the Compensation and Management Development Committee Report on Executive Compensation). Assuming a termination date of February 29, 2000 as a result of a change of control, the cash amounts payable under these contracts would have been approximately $4,220,876 and $501,216 for Messrs. Breen and Ivy, respectively. Amounts received under the employment contracts due to a termination of employment resulting from a change of control will be offset against the amounts payable under the severance pay agreements described below.

     SEVERANCE PAY AGREEMENTS. To ensure continuity and the continued dedication of key executives during any period of uncertainty caused by the possible threat of a takeover, Sherwin-Williams has entered into severance pay agreements with key executives, including each of the executive officers named in the Summary Compensation Table. In the event there is a change of control of Sherwin-Williams and the employment of the executive terminates under certain conditions described in the agreements at any time during the two year period following a change of control, the executive will receive an agreed upon amount of severance pay. For Messrs. Breen and Ivy, the amounts payable to them under their employment contracts will be offset against the amounts payable to them under their severance pay agreements.

     For each of Messrs. Breen, Connor and Scaminace, the severance pay agreements provide that upon termination of employment, whether voluntary or involuntary, unless the termination is because of death or by Sherwin-Williams for cause, each will receive, in addition to accrued salary, bonus and vacation pay, a lump sum cash amount equal to four times the sum of (a) twenty-six times his highest regular bi-weekly compensation in effect within the three year period preceding termination, plus (b) the greater of his highest bonus received within the three year period preceding termination or the bonus he would have received for the year of termination had he reached 100% of any stated goals (as explained in the Compensation and Management Development Committee Report on Executive Compensation). In addition, each will continue to participate in Sherwin-Williams' employee welfare benefit plans and other benefit arrangements for a period of four years following termination, and receive special retirement benefits so that the total retirement benefits received will be equal to the retirement benefits which would have been received had his employment with Sherwin-Williams continued during the four year period following termination. Each will also receive an additional payment equal to the amount of any excise tax imposed on him by Section 4999 of the Internal Revenue Code and any taxes, interest or penalties incurred with respect thereto. Assuming a termination date of February 29, 2000, the lump sum cash amounts payable under the foregoing provisions of the severance pay agreements (including any amount relating to the excise tax described above) would have been approximately $13,154,936, $7,622,018 and $6,463,766 for Messrs. Breen, Connor and Scaminace, respectively.

     For each of Messrs. Pitorak, Stellato and Ivy the severance pay agreements provide that upon termination of employment for any reason (including his right to terminate his employment for any reason during the thirty day period immediately following the first anniversary date of a change of control) other than death, disability, by Sherwin-Williams for cause or by the executive for other than good reason, each will receive, in addition to accrued salary, bonus and vacation pay, a lump sum cash amount equal to three times the sum of (a) twenty-six times his highest regular bi-weekly compensation in effect within the three year period preceding termination, plus (b) the greater of his highest bonus received within the three year period preceding termination or the bonus he would have received for the year of termination had he reached 100% of any stated goals (as explained in the Compensation and Management Development Committee Report on Executive Compensation). In addition, each will continue to participate in Sherwin-Williams' employee welfare benefit plans and other benefit arrangements for a period of three years following termination, and receive special retirement benefits so that the total retirement benefits received will be equal to the retirement benefits which would have been received had his employment with Sherwin-Williams continued during the three year period following termination. Each will also receive an additional payment equal to the amount of any excise tax imposed on him by Section 4999 of the Internal Revenue Code and any taxes, interest or penalties incurred with respect thereto. Assuming a termination date of February 29, 2000, the lump sum cash amounts payable under the foregoing provisions of the severance pay agreements (including any amount relating to the excise tax described above) would have been approximately $2,136,420, $2,491,290 and $1,503,648 for Messrs. Pitorak, Stellato and Ivy, respectively.

     The salary and other benefits provided by the severance pay agreements will be payable either from an escrow fund established by Sherwin-Williams with a national banking institution or from Sherwin-Williams' general funds. Sherwin-Williams has agreed to indemnify each executive for any legal expense incurred in the enforcement of his rights under the severance pay agreements.

     ESTATE PROTECTION PLAN TRUST. In connection with Sherwin-Williams' purchase of the additional split-dollar life insurance policy for Mr. Breen in 1996, Sherwin-Williams established a rabbi trust for the benefit of Mr. Breen. Upon a change in control or a potential change in control of Sherwin-Williams, Sherwin-Williams is required to fund the trust in an amount equal to Sherwin-Williams' entire interest in the cash value of the life insurance policy, plus an amount sufficient to pay future premiums for the policy.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as to each director and nominee, each executive officer named in the Summary Compensation Table and all directors and executive officers as a group, information regarding the amount and nature of shares of common stock beneficially owned and the amount of shadow stock units owned at December 31, 1999. All of the directors and executive officers have sole voting and investment power over the shares of common stock listed or share voting and investment power with his or her spouse, except as otherwise provided below.

                                   AMOUNT AND NATURE                              AMOUNT OF
                                    OF COMMON STOCK            PERCENT OF        SHADOW STOCK
                                      BENEFICIALLY            COMMON STOCK          UNITS
   NAME OF BENEFICIAL OWNER           OWNED(1,2,3)         BENEFICIALLY OWNED      OWNED(4)
   ------------------------        -----------------       ------------------    ------------
J. C. Boland                               2,332                      *              2,000
J. G. Breen                            1,196,374                      *            165,928
D. E. Collins                             11,332                      *              5,907
C. M. Connor                             217,029                      *             14,218
D. E. Evans                                7,232                      *                  0
C. G. Ivy                                329,443                      *             17,258
R. W. Mahoney                              8,332                      *                  0
W. G. Mitchell                            11,096                      *                  0
A. M. Mixon, III                          13,332                      *             11,679
C. E. Moll(5)                             10,402                      *                  0
H. O. Petrauskas                           6,650                      *              2,912
L. J. Pitorak                            163,016                      *             16,841
J. M. Scaminace                          226,135                      *             17,168
R. K. Smucker                              9,303                      *                  0
L. E. Stellato                           164,584                      *             15,855
All directors and executive            2,681,031                  1.62%            295,590
  officers as a group

---------------

 *Represents beneficial ownership of less than 1% of the total number of shares of common stock outstanding.

(1) The amounts listed include shares of common stock held under plans offered by Sherwin-Williams for which the directors and executive officers have the right to direct the vote, including the following number of shares under the Employee Stock Purchase and Savings Plan: Mr. Breen, 385,000; Mr. Connor, 35,329; Mr. Scaminace, 24,488; Mr. Pitorak, 15,339; Mr. Stellato, 20,060;
    Mr. Ivy 139,084; and all executive officers as a group, 680,923.

(2) The amounts listed include the following number of shares of common stock owned by immediate family members of the directors and executive officers, for which each such person disclaims beneficial ownership: Mr. Ivy, 21,038; Mr. Moll, 540; and all directors and executive officers as a group, 21,578.

(3) The amounts listed include the following number of shares of common stock for which the directors and executive officers have the right to acquire beneficial ownership, within sixty days from December 31, 1999, through the exercise of stock options: Mr. Boland, 1,332; Mr. Breen, 342,666; Mr. Collins, 3,332; Mr. Connor, 125,491; Mr. Evans, 2,666; Mr. Ivy, 108,866; Mr.
    Mahoney, 3,332; Mr. Mitchell, 3,332; Mr. Mixon, 3,332; Mr. Moll, 3,332; Ms. Petrauskas, 3,332; Mr. Pitorak, 113,334; Mr. Scaminace, 162,733; Mr. Smucker, 3,332; Mr. Stellato, 123,266; and all directors and executive officers as a group, 1,197,173.

(4) Shadow stock units are owned by outside directors under the Director Deferred Fee Plan, whereby outside directors may defer payment of all or a portion of their directors' fees into a shadow stock account. Shadow stock units are owned by executive officers under the Deferred Compensation Savings Plan and Key Management Deferred Compensation Savings Plan, whereby eligible employees may defer payment of a portion of such employee's compensation into a shadow stock account. The value of shadow stock units fluctuates according to the market value of common stock. Directors and executive officers have no voting rights associated with shadow stock units, and such ownership does not result in any beneficial ownership of common stock.

(5) Includes 2,000 shares owned by the MTD Products, Inc. pension fund, of which Mr. Moll is a trustee.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as to each beneficial owner of more than five percent of Sherwin-Williams common stock, information regarding shares of common stock owned by each at December 31, 1999.

                                            AMOUNT AND NATURE OF   PERCENT OF
         NAME OF BENEFICIAL OWNER           BENEFICIAL OWNERSHIP     CLASS
         ------------------------           --------------------   ----------
AMVESCAP PLC(1)
11 Devonshire Square                             11,153,412(1)       6.72%
London, England EC2M 4YR

The Sherwin-Williams Company
  Employee Stock Purchase
  and Savings Plan                               24,884,733(2)      15.04%
101 Prospect Avenue, N.W.
Cleveland, Ohio 44115

---------------

(1) AMVESCAP PLC has shared voting and dispositive power over all 11,153,412 shares with its subsidiaries, AVZ, Inc., AIM Management Group Inc., AMVESCAP Group Services, Inc., INVESCO, Inc., INVESCO North American Holdings, Inc., INVESCO Capital Management, Inc., INVESCO Funds Group, Inc., INVESCO Management & Research, Inc., INVESCO Realty Advisers, Inc. and INVESCO (NY) Asset Management, Inc. These parties hold such shares on behalf of other persons who have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such shares. This information is based upon a Schedule 13G dated February 3, 2000.

(2) Shares owned pursuant to the Employee Stock Purchase and Savings Plan are voted by the trustee in accordance with written instructions of plan participants. If no instructions are received by the trustee, the trustee votes such shares (along with any unallocated shares held in the plan) in the same proportion as it votes those shares for which it receives proper instructions.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the directors and executive officers, and persons owning more than ten percent of a registered class of Sherwin-Williams' equity securities, to file reports of ownership and changes in ownership of these equity securities with the Securities and Exchange Commission and the New York Stock Exchange. To Sherwin-Williams' knowledge, based solely on the information furnished to Sherwin-Williams and written representations by such persons, all of the directors and executive officers complied with their respective filing requirements in 1999.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Sherwin-Williams provided an interest free loan during 1999 in the amount of $160,200 to John G. Morikis to facilitate his relocation to Cleveland in connection with his promotion to President of the Paint Stores Group.

     Please also refer to the information set forth under the caption entitled "Compensation Committee Interlocks and Insider Participation" on page six.

                            INDEPENDENT ACCOUNTANTS

     The Board of Directors has appointed Ernst & Young LLP to examine the consolidated financial statements and other records of Sherwin-Williams for the fiscal year ending December 31, 2000. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they wish and to respond to appropriate shareholder questions.

                    EXPENSE AND METHOD OF PROXY SOLICITATION

     The enclosed proxy is solicited by the Board of Directors and the entire cost of solicitation will be paid by Sherwin-Williams. In addition to the solicitation of proxies by use of the mails, officers and other Sherwin-Williams employees may solicit the return of proxies.

Georgeson Shareholder Communications Inc. has also been retained to aid in the solicitation of proxies, for which it will receive a fee estimated at $15,000 plus reasonable expenses. Proxies will be solicited by personal interview, mail, telephone and electronic means.

                 SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

     Shareholder proposals must be received at Sherwin-Williams' headquarters, 101 Prospect Avenue, N.W., Cleveland, Ohio 44115-1075, Attention: Vice President, General Counsel and Secretary, on or before November 13, 2000 in order to be included in the proxy material relating to the 2001 Annual Meeting of Shareholders. In addition, if Sherwin-Williams is not provided with written notice of a shareholder proposal on or before January 27, 2001, proxies solicited by the Board of Directors for the 2001 Annual Meeting of Shareholders will confer discretionary authority to vote on the shareholder proposal if presented at such Annual Meeting. In order to remove any question as to the date on which a proposal was received by Sherwin-Williams, it is suggested that proposals be submitted by certified mail-return receipt requested.

                           ANNUAL REPORT ON FORM 10-K

     SHERWIN-WILLIAMS WILL PROVIDE TO EACH SHAREHOLDER WHO IS SOLICITED TO VOTE AT THE 2000 ANNUAL MEETING OF SHAREHOLDERS, UPON THE WRITTEN REQUEST OF SUCH PERSON AND WITHOUT CHARGE, A COPY OF SHERWIN-WILLIAMS' 1999 ANNUAL REPORT ON FORM 10-K. PLEASE DIRECT REQUESTS TO SHERWIN-WILLIAMS AT 101 PROSPECT AVENUE, N.W., CLEVELAND, OHIO 44115-1075, ATTENTION: INVESTOR RELATIONS.


[Logo] Sherwin Williams(R)                                              Two New Ways to Vote
                                                                    VOTE BY INTERNET OR TELEPHONE

                                                                   24 Hours a Day - 7 Days a Week
                                                                      It's Fast and Convenient


                INTERNET                                  TELEPHONE                                           MAIL
                --------                                  ---------                                           ----
      http://proxy.shareholder.com/shw                  1-800-481-9816
- Go to the website address listed                                                           - Mark, sign and date your proxy card.
  above.                                        - Use any touch-tone telephone.
                                                                                             - Detach your proxy card.
- Have your proxy card ready.             OR    - Have your proxy card ready.          OR
                                                                                             - Return your proxy card in the
- Enter your Control Number located in          - Enter your Control Number located            postage-paid envelope provided.
  the box below.                                  in the box below.

- Follow the simple instructions on the         - Follow the simple recorded
  website.                                        instructions.


                                                                                Your Internet or telephone vote authorizes the named
                                                                                proxies to vote your shares in the same manner as if
                                                                                you marked, signed and returned your proxy card. If
                                                                                you have submitted your proxy by the Internet or
                                                                                telephone there is no need for you to mail back your
                                                                                proxy card.

                                                                                                      1-800-481-9816
                                                                                                  CALL TOLL-FREE TO VOTE

                                                                                ----------------------------------------------------

                                                                                                      CONTROL NUMBER
                                                                                              FOR INTERNET/TELEPHONE VOTING

                   THE INTERNET AND TELEPHONE VOTING FACILITIES WILL CLOSE AT 5:00 P.M. E.S.T. ON APRIL 25, 2000.
                            * DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY THE INTERNET OR TELEPHONE *
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      |
           -------                                                                                                    |
                                                                                                                      |
           -------                                                                                                    |
                                                                                                                      |
      A VOTE "FOR" THIS PROPOSAL IS RECOMMENDED BY THE BOARD OF DIRECTORS.                                            |
                                                                                                                      |
      1. ELECTION OF 12 DIRECTORS:   J.C. BOLAND, J.G. BREEN, D.E. COLLINS,                                           |
         C.M.CONNOR, D.E. EVANS, R.W. MAHONEY, W.G. MITCHELL, A.M. MIXON, III,                                        |
         C.E. MOLL, H.O. PETRAUSKAS, J.M. SCAMINACE, R.K. SMUCKER                                                     |
                                                                                                                      |
         FOR all  [ ]        WITHHOLD AUTHORITY        [ ]    EXCEPTIONS  [ ]                                         |
         nominees            to vote for all nominees                                                                 |   PLEASE
                                                                                                                      | DETACH HERE
         (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL                                              |
         NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME ON                                          |  YOU MUST
         THE LINE BELOW).                                                                                             |   DETACH
                                                                                                                      |THIS PORTION
                                                                                                                      |   OF THE
                                                                                In their discretion, the proxy        |    CARD
                                                                                holders are authorized to vote upon   |
                                                                                such other business as may properly   |   BEFORE
                                                                                come before the Annual Meeting or any | RETURNING
                                                                                adjournment thereof.                  | IT IN THE
                                                                                       ------------------------------ |  ENCLOSED
                                                                                       Change of Address and/   [ ]   |  ENVELOPE
                                                                                       or Comments Mark Here          |
                                                                                       ------------------------------ |
                                                                                Please sign exactly as your name      |
                                                                                appears hereon. Joint owners should   |
                                                                                each sign. When signing as attorney,  |
                                                                                executor, administrator, trustee,     |
                                                                                guardian or in other representative   |
                                                                                capacity, please give your full       |
                                                                                title.                                |
                                                                                                                      |
                                                                                Dated:________________________, 2000  |
                                                                                                                      |
                                                                                ____________________________________  |
                                                                                              Signature               |
                                                                                                                      |
                                                                                ____________________________________  |
                                                                                              Signature               |
                                                                                                                      |
                                                                                VOTES MUST BE INDICATED       [X]     |
       SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED ENVELOPE.    (X) IN BLACK OR BLUE INK.             |


--------------------------------------------------------------------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                                       OF
                          THE SHERWIN-WILLIAMS COMPANY

                            Wednesday, April 26, 2000

                           Landmark Conference Center
                              927 Midland Building
                            101 Prospect Avenue, N.W.
                                 Cleveland, Ohio

                                     AGENDA
                                     ------

           - Fix the number of directors at twelve and elect twelve directors to hold office until the next Annual Meeting of Shareholders and until their successors are elected.

           - Transact such other business as may properly come before the Annual Meeting.


         --------------------------------------------------------------
                              YOUR VOTE IS IMPORTANT!

          Whether or not you plan to attend the Annual Meeting, please promptly vote by the Internet, by telephone, or by
           completing and returning the attached proxy card. Voting
         early will help avoid additional solicitation costs and will not prevent you from voting in person at the Annual Meeting if you wish to do so.
         --------------------------------------------------------------


--------------------------------------------------------------------------------

[Logo] Sherwin                  THE SHERWIN-WILLIAMS COMPANY
       Williams(R)              PROXY/VOTING INSTRUCTION CARD
                        ANNUAL MEETING OF SHAREHOLDERS - APRIL 26, 2000

         The undersigned authorizes C.M. CONNOR, J.M. SCAMINACE and L.E. STELLATO, and each of them, with power of substitution, to vote and otherwise represent all of the shares of common stock of The Sherwin-Williams Company, which the undersigned is entitled to vote as a recordholder, at the Annual Meeting of Shareholders to be held on Wednesday, April 26, 2000, and any adjournment(s) thereof, as indicated on the reverse side, and, in their discretion, on all other matters as may properly come before the Annual Meeting. This card also provides voting instructions for shares of common stock, if any, held for the account of the undersigned by The Bank of New York, as agent of the Stock Ownership and Automatic Dividend Reinvestment Plan, and by Fidelity Management Trust Company, as trustee of the Employee Stock Purchase and Savings Plan.

         THIS CARD IS SOLICITED JOINTLY BY THE BOARD OF DIRECTORS, THE BANK OF NEW YORK (WITH RESPECT TO SHARES HELD UNDER THE DIVIDEND REINVESTMENT PLAN) AND FIDELITY (WITH RESPECT TO SHARES HELD UNDER THE STOCK PURCHASE AND SAVINGS
PLAN). YOU ARE ENCOURAGED TO SPECIFY YOUR VOTE BY COMPLETING THE REVERSE SIDE OF THIS CARD. WHEN PROPERLY COMPLETED AND SIGNED, YOUR SHARES WILL BE VOTED IN ACCORDANCE WITH YOUR DIRECTIONS. TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATION, SIMPLY SIGN, DATE AND RETURN THIS CARD; NO BOXES NEED BE MARKED. IF YOU SIGN, DATE AND RETURN
THIS CARD WITHOUT SPECIFYING YOUR VOTE,
YOUR SHARES WILL BE VOTED FOR PROPOSAL 1
AND IN THE PROXY HOLDER'S DISCRETION
UPON SUCH OTHER BUSINESS AS MAY PROPERLY       THE SHERWIN WILLIAMS COMPANY
COME BEFORE THE ANNUAL MEETING. IF YOU         P.O. BOX 11031
DO NOT TIMELY RETURN THIS CARD, THE PROXY      NEW YORK, N.Y. 10203-0031
HOLDERS CAN NOT VOTE YOUR SHARES (OR,
IN THE CASE OF THE STOCK PURCHASE AND
SAVINGS PLAN, IF YOU DO NOT RETURN THIS
CARD BY THE CLOSE OF BUSINESS ON
APRIL 20, 2000, YOUR SHARES WILL BE VOTED
IN THE SAME PROPORTION AS FIDELITY VOTES
THOSE SHARES FOR WHICH IT RECEIVES PROPER
INSTRUCTIONS).

(Continued and to be dated and signed on reverse side.)

--------------------------------------------------------------------------------